Exhibit. 99.4

American Rebel Holdings, Inc. (NASDAQ: AREB) Invites Patriotic Investors, Fans, and Beer Enthusiasts to Celebrate Freedom with a New Video Release Highlighting the American Rebel Story

Watch the American Rebel Story and learn about America’s Next Great Company as told by CEO Andy Ross

Nashville, TN, April 03, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB), the creator of American Rebel Beer and champion of patriotic values, is excited to announce the release of a new video that showcases the inspiring story behind the American Rebel brand. Available now on YouTube https://youtu.be/MWobyygF5rw and at americanrebelbeer.com/investor-relations , the video captures the essence of American Rebel’s mission to embody America’s God-Fearing, Constitution-Loving spirit.

To celebrate this milestone, American Rebel is inviting its investors, loyal fans, and proud consumers to watch the video, reflect on the journey, and grab an American Rebel Beer to toast to freedom, patriotism, and the values that unite us all.

“This is more than just a story – it’s a story of chasing the American Dream. It’s a celebration of what it means to live boldly, love our country, and stand tall for our freedoms,” said Andy Ross, CEO of American Rebel Holdings. “We believe that sharing our American Rebel story is a reminder to cherish our heritage and embrace the spirit for every entrepreneur or business owner that is chasing their own American success story.”

American Rebel Beer, a fast-growing premium domestic light lager in a $110B Annual Market

American Rebel Light Beer represents more than a beverage – it’s a movement that stands for American pride, independence, and unwavering determination. It’s a huge market opportunity for American Rebel Holdings, Inc. and we are growing fast, surpassing all our initial strategic forecasts and projections.

“We believe every sip of American Rebel Beer is a reminder to cherish our heritage and embrace the spirit of resilience that defines us as Americans and we proudly share our values on every can – America’s Patriotic, God Fearing, Constitution Loving, National Anthem Singing, Stand Your Ground Beer ,” said Andy Ross.

Whether you’re an investor looking to support this cause or a beer enthusiast raising a glass with friends, American Rebel invites you to join the celebration.

For more information and to watch the American Rebel Story, visit americanrebelbeer.com/investor-relations .

About American Rebel Light Beer

Produced in partnership with AlcSource, American Rebel Light Beer ( americanrebelbeer.com ) is a premium domestic light lager celebrated for its exceptional quality and patriotic values. It stands out as America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp, Clean and Bold Taste with a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass produced beers.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Light Beer. Known for its premium quality and bold patriotic spirit, American Rebel Beer exemplifies what it means to celebrate freedom in every sip. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com and www.americanrebelbeer.com. For investor information, visit www.americanrebelbeer.com/investor-relations.

American Rebel Holdings, Inc.

info@americanrebel.com

American Rebel Beverages, LLC

Todd Porter, President

tporter@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of marketing outreach efforts, actual placement timing and availability of American Rebel Beer, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023 and our recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2024. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

tporter@americanrebelbeer.com

info@americanrebel.com

Media Contact:

Matt Sheldon

Matt@PrecisionPR.co